UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 14C
        Information Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
[ ]     Preliminary Information Statement
[ ]     Confidential, for Use of the Commission Only
        (as permitted by Rule 14c-5(d)(2))
[X]     Definitive Information Statement


                         MONET ENTERTAINMENT GROUP, LTD.
                         -------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
      Fee computed on table below per Exchange Act Rules 14c-5(g)and 0-11.

1)   Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

2)   Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


-------------------------------------------------------------------------------

4)   Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

5)   Total fee paid:

-------------------------------------------------------------------------------

     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

-------------------------------------------------------------------------------
2) Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------
3) Filing Party:

-------------------------------------------------------------------------------
4) Date Filed:

-------------------------------------------------------------------------------

                         MONET ENTERTAINMENT GROUP, LTD.
                         222 Milwaukee Street, Suite 304
                             Denver, Colorado 80206
                                  303 329 3479

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held June 30th, 2006

To the Shareholders of Monet Entertainment Group, Ltd.

Notice Hereby Is Given that a Special Meeting of Shareholders of Monet Entertainment Group, Ltd., a Colorado corporation (the "Company"), will be held at the offices of the Company, 222 Milwaukee Street, Suite 304, Denver Colorado on June 30th, 2006, 10:00 a.m., Mountain Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following Proposal:

Proposal No. 1.     Approval of a Merger of the Company with Regatta Capital
                    Partners, Inc., a Maryland corporation

This Special Meeting is called as provided for by Colorado law and the Company's By-laws.

Only holders of the outstanding Common Stock of the Company of record at the close of business on May 17th, 2006 will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof.

No Proxies are being solicited for the Special Meeting.

By Order of the Board of Directors

Stephen D. Replin, President
May 17, 2006

                         MONET ENTERTAINMENT GROUP, LTD.
                         222 Milwaukee Street, Suite 304
                             Denver, Colorado 80206
                                  303 329 3479


                              INFORMATION STATEMENT
                       Special Meeting of the Shareholders
                                 June 30th, 2006


General Information
-------------------
The enclosed Information Statement is being sent by and on behalf of Management of Monet Entertainment Group, Ltd, a Colorado corporation (the "Company" or "Monet"), for use at the Company's Special Meeting of Shareholders to be held at the Company's offices, 222 Milwaukee Street, Suite 304, Denver, Colorado 80206, June 30th, 2006 at 10:00 a.m., Mountain Time, and at any adjournment thereof. It is anticipated that this Information Statement will be mailed to the Company's shareholders on or before June 15th, 2006.

The expense of the cost of preparing, assembling and mailing this Information Statement to shareholders, will be borne by the Company.

We are Not Asking You for a Proxy and You are Requested Not to Send Us a Proxy.

Annual Report
-------------
The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2005 on Form 10-KSB and its Quarterly Report for the fiscal Quarter ended March 31, 2006 on Form 10-QSB have been previously mailed or are being mailed simultaneously to the Company's shareholders, but do not constitute part of this Information Statement.

Shares Outstanding and Voting Rights
------------------------------------
All voting rights are vested exclusively in the holders of the Company's Common Stock with each common share entitled to one vote. Only shareholders of record at the close of business on May 17th, 2006 are entitled to notice of and to vote at the Meeting or any adjournment thereof. On May 17th, 2006, the Company had 6,000,000 shares of its Common Stock outstanding, each of which is entitled to one vote on all matters to be voted upon at the Meeting. No fractional shares are presently outstanding. Fifty-one percent of the Company's outstanding voting stock (3,060,000) shares) represented in person or by proxy shall constitute a quorum at the Meeting. The affirmative vote of a majority of the votes cast, providing a quorum is present, is necessary to pass all measures being presented to the Shareholders.

Summary Term Sheet with Respect to Proposal No. 1
-------------------------------------------------
The following summary highlights the material terms of the proposed Agreement and Plan of Merger. This summary does not contain all of the information that may be important for you to consider in evaluating the proposal. Please see Proposal No. 1 below and the financial statements beginning on page F-1. You should read this entire information statement, the Agreement and Plan of Merger and the other documents attached to this information statement in their entirety to fully understand the proposal and its consequences to you. A copy of the Agreement and Plan of Merger dated May 17th, 2006 is attached to this information statement as an exhibit.

Principal Terms of the Agreement and Plan of Merger
---------------------------------------------------
o The Agreement and Plan of Merger was executed by the parties on May 17th, 2006.

     o Under Colorado law, Monet needs the approval of its stockholders to consummate the Merger. This information statement has been sent to the Monet Shareholders to obtain such approval.

     o If approved by the Monet shareholders, at closing of the Agreement and Plan of Merger, the 6,000,000 shares of Monet will be exchanged for approximately 1,331,000 shares of Regatta Capital Partners, Inc. common stock.

     o The stockholders of Monet, as of the closing date of the Merger, will own approximately 100% of Regatta Capital Partners, Inc. common stock outstanding as of the closing date and Monet will cease to exist as a separate corporation.

     o For accounting purposes, this transaction will be accounted for as a merger.

Dissenter's Rights
------------------
Pursuant to Article 113 of the Colorado Business Corporations Act, shareholders are entitled to dissent and obtain payment of the fair value of the shareholder's shares if the Agreement and Plan of Merger set forth in Proposal No. 1 is approved and consummated. A copy of Article 113 is attached to this Information Statement. A shareholder who wishes to assert dissenters' rights must, before the vote is taken, send written notice to the Company of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated and not vote the shares in favor of the proposed corporate action. If Proposal No. 1 is approved, the Company will provide written notice thereof to all shareholders who provided written notice of their intention to demand payment along with the information required by
Article 113 and instructions where demands for payments will be taken.

Proposal No. 1    Approval of Agreement and Plan of Merger

The Board of Directors of the Company recommends that the shareholders approve the Agreement and Plan of Merger dated May 17th, 2006. A copy of the Agreement and Plan of Merger is attached to this information statement as an exhibit. A favorable vote of a majority of those shares voting, in person or by proxy, is required for approval of the proposal. Controlling director Stephen D. Replin will vote in favor of the merger plan.


The Companies involved in the Agreement and Plan of Merger
----------------------------------------------------------

Monet Entertainment Group Ltd. is a Colorado corporation presently with no business operations. Monet is the Company providing this Information Statement.

Regatta Capital Partners, Inc. is a Maryland corporation formed to effectuate the Agreement and Plan of Merger.


The Business of Regatta Capital Partners, Inc.
----------------------------------------------

Regatta Capital Partners, Inc. was incorporated on March 8, 2006 in the state of Maryland. It has five directors, James P. Gregory, Stephen D. Replin, Chester Cedars, Daniel Deters and Glen Zelkind. Its authorized capital is 100,000,000 shares of common stock, par value $.001 per share of which 20 shares are presently outstanding and are held by James P. Gregory - 10 shares, and Stephen
D. Replin - 10 shares.

Regatta Capital Partners, Inc., was formed to act as a Business Development Company, to make financing available, on a fully collateralized basis to businesses that have achieved positive cash flow objectives, operating history requirements, management in place, and other objectives and requirements as may be determined by the Board of Directors and the Management Company from time to time. The initial financing requirements will be modified over time to reflect the direction determined in the discretion of the management of the Company.

Regatta Capital Partners, Inc., is newly incorporated and has never conducted any active operations. It has been formed with the objective of commencing operations as a Business Development Company. The initial operating capital will come from a transaction whereby certain bonds issues by Regatta Capital, Ltd., a Colorado corporation controlled by Stephen D. Replin will be acquired in exchange for shares of Regatta Capital Partners, Inc., Inc. Thereafter, the bonds will be paid by the issuer Regatta Capital, Ltd, from Regatta Capital, Ltd.'s existing assets. The current assets of Regatta Capital, Ltd. consist of notes receivable, shares in Monet Entertainment Group, Ltd., and other assets in the process of being litigated. It is not expected that the full face amount of the bonds will be repaid. Regatta Capital Partners, Inc., Inc. expects to realize approximately 65 cents on the dollar for each dollar of principal and accrued interest represented by the bonds.

Upon receipt of payment on the bonds, Regatta Capital Partners, Inc., Inc. will commence the review of financing proposals from operating businesses that meet the criteria determined by management. Review of financing applications will be conducted by Regatta Capital Management, LLC., a management company, with a view towards meeting the requirements and conformance with the criteria for financing approval. In addition, collateral will be reviewed to determine valuation and adequacy for the loan requested.

Our operations will initially consist of a focus on industries in the following categories:

     1.   Franchising organizations;
     2.   Operating Real Estate companies;
     3.   Retailing companies;
     4.   Media companies;
     5.   Other;

The common factor in each financing request will be the collateral which serves as the security for the loan. We will establish appropriate "loan to value" requirements for each category of collateral as each financing request is received for evaluation.

Business Development Company:     We intend to concentrate on making loans to
companies having annual revenues of less than $50 million and in transaction sizes of less than $1 million, which we refer to as "target" companies. In most cases, these companies will be privately-held or will have thinly traded public equity securities at the time we invest in them.

     While early and expansion stage companies are broadly defined, we intend to protect our investment interests by using asset lending techniques to invest in asset intensive companies. We will not lend directly to any company with its principal business exclusively in (1) research and development, (2) natural resource exploration or (3) speculative trading in commodities.

     We will lend to companies in real estate-related activities, some of which may have relatively short or no operating histories. As the officers and directors of our manager have had extensive experience in the real estate finance business, we expect a significant amount of our initial financing activity to be in the real estate industry.


Business Experience of Regatta Capital Partners Inc. Management

James P. Gregory:   has been engaged in the private practice of law for 30 years with a practice emphasis on domestic and international tax planning, mergers and acquisitions and private equity fund formation and administration. Mr. Gregory is general counsel to GEF Management Corporation, a registered investment advisor with more the $350 million under management in five funds, two of which are OPIC sponsored funds. He has assisted GEF in its private equity investments in varying capacities, from transaction counsel to supervisory counsel participating in the placement of more than US$300,000,000 in private equity since 1994. Mr. Gregory has a BA from the University of Michigan (1971), a JD from Wayne State University Law School (1974), and a Master of Laws (Taxation) from New York University Law School (1976)

Stephen D. Replin:   Stephen D. Replin has served as the president, chief
executive officer and director of Del Mar Income Partners, Ltd. since it's inception in November 2003. He has served as the President, Chief Executive Officer and a Director of Regatta Capital Limited since its inception in October 1988. Mr. Replin has served as the President, Chief Executive Officer and a director of Port Funding, the management company of Del Mar Income Partners, Ltd. since its inception in March, 2003. Regatta Capital Limited is engaged in the business of making mortgage loans. From April 1985 to October 1988, he served as President of Cherry Hill Capital, an asset-based lending and private banking company. Mr. Replin has been an asset-based lender to operating businesses, real estate investors, and a wide variety of commercial concerns since 1977. He received a B.S. degree in accounting from the University of Colorado and an MBA, with distinction, from the New York University Graduate School of Business with a double major of corporate finance and investments. He received a JD degree from the University of Denver College of Law and an LL.M. degree in taxation from the New York School of Law. Mr. Replin was previously engaged as a certified public accountant. He has been listed in "Who's Who in American Law" and "Who's Who in Corporate Finance." Mr. Replin served as Chairman of the Colorado Wyoming affiliate of the American Heart Association as well as serving as a member of the Board of Directors of the Desert Mountain affiliate of the American Heart Association, and currently on the Board of Directors of the Denver Metro Division of the American Heart Association. Mr. Replin is also an officer and director of Monet Entertainment Group, Ltd, a public company which is currently in the development stage.

Chester M. Cedars:   Mr. Cedars has been on the Board of Directors of Regatta
Capital for over ten years. He has also been the owner and senior partner in a large private medical practice for 30 years. During that time he also served as President of Clear Creek Valley Medical Society 1982-1983, President (1984-1995)and later Board of Directors of Metrowest Medical Practice Association 1984-2006, President of Superior Independent Physicians Association 1995, Board of Directors of Primary Physician Partners 1998-2001and Board of Directors of Physician Health Partners (1997-2001). He is currently a Delegate to the Colorado Medical Association and the Managing Partner in a new privately owned medical practice. Dr. Cedars has a BA from the University of Texas (1965) and an MD from UT Southwestern Medical School (1969).

Daniel J. Deters:   Mr. Deters is an Attorney with 15 years of practice in a
variety of office environments presently practicing in Denver, Colorado. Recently returned to full-time solo law practice after completing a six-year sabbatical exploring food and beverage operations as an employee in key positions with a variety of operations. From 1995 - 1999, Mr. Deters was an Assistant City Attorney in Denver, Colorado supervising a staff of 10 attorneys assigned to represent the Department of Human Services in child protection cases with responsibility for appellate practice and courtroom practice. Managed high-volume case load and coordinated legal and administrative staff operations. Assigned to criminal courtroom for first year as trial attorney, then re-assigned to Human Services. He received his J.D. from the University of Denver in 1990 and a B.S. in Finance from the University of Wisconsin - La Crosse in 1981

Dr. Glen Zelkind:    Dr. Zelkind has been engaged in the private practice of
dentistry since 1974. He has also been engaged in various business activities, including the ownership and operation of mobile home parks in Colorado Springs and Pueblo, Colorado. In addition, he has owned, operated and managed other residential rental properties. From 1990 to 1993, Dr. Zelkind served on the Board of Trustees of the Alpha Omega International Dental Fraternity, and in 1993, he served as its Chairman of the Board. He has also served as Treasurer and President of both the Metropolitan Denver Society and the Colorado Dental Association. Dr. Zelkind received a B.S. degree from Colorado State University and a D.M.D. from the University of Louisville School of Dentistry.


Management Agreement

Regatta Capital Partners, Inc., has a Management Contract with Regatta Capital Management, L.L.C., a Delaware limited liability company. Regatta Capital Management, L.L.C. is owned and controlled by James P. Gregory and Stephen D. Replin. We expect to add personnel in the near future to assist with collateral evaluation, loan closings, servicing and all other aspects of loan review.

The initial ownership of Regatta Capital Management, Inc. is as follows:

         James P. Gregory                                     100,000 shares
         Stephen D. Replin                                    100,000 shares

Subject to the overall supervision of the Regatta Capital Partners Inc., board of directors, Regatta Capital Management L.L.C., will manage the day-to-day operations of, and provide management services to RCPI. Regatta Capital Management will:

     o determine the composition of RCPI's portfolio, the nature and timing of the changes to RCPI's portfolio and the manner of implementing such changes;

     o identify, evaluate and negotiate the structure of the investments (including performing due diligence on prospective portfolio companies); and

     o    close and monitor the investments.

Regatta Capital Management will receive a fee for management services consisting of a base management fee and an incentive fee.

The base management fee will be calculated at an annual rate of 2.00% of RCPI's gross assets. The base management fee will be payable quarterly in arrears. For the first quarter of operations, the base management fee will be calculated based on the initial value of RCPI's gross assets. Subsequently, the base management fee will be calculated based on the average value of RCPI's gross assets at the end of the two most recently completed calendar quarters.

The incentive fee will have two parts, as follows: The first part will be calculated and payable quarterly in arrears based on RCPI's pre-incentive fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-incentive fee net investment income means interest income, dividend income and any other income accrued during the calendar quarter, minus RCPI's operating expenses for the quarter. Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment in kind interest and zero coupon securities), accrued income that we have not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-incentive fee net investment income, expressed as a rate of return on the value of RCPI's net assets at the end of the immediately preceding calendar quarter, will be compared to a "hurdle rate" of 1.75% per quarter (7% annualized). RCPI's net investment income used to calculate this part of the incentive fee is also included in the amount of RCPI's gross assets used to calculate the 2% base management fee. Regatta Capital Management will be paid an incentive fee with respect to our pre-incentive fee net investment income in each calendar quarter as follows:

     o no incentive fee in any calendar quarter in which RCPI's pre-incentive fee net investment income does not exceed the hurdle rate;

     o 100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter (8.75% annualized); and

     o 20% of the amount of our pre-incentive fee net investment income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized).

The portion of the incentive fee payable on 100% of our pre-incentive fee net income, if any that exceeds the hurdle rate but is less than 2.1875% is referred to as the "catch up." The "catch up" provision is intended to provide Regatta Capital Management with an incentive fee of 20% on all of RCPI's pre-incentive fee investment income that does not exceed 2.1875% once the hurdle rate has been surpassed.

     These calculations will be appropriately pro rated for any period of less than three months and adjusted for any share issuances or repurchases during the current quarter.

     The second part of the incentive fee will be determined and payable in arrears as of the end of each calendar year (or upon termination of the investment advisory agreement, as of the termination date), commencing on December 31, 2006, and will equal 20.0% of our realized capital gains for the calendar year, if any, computed net of all realized capital losses and unrealized capital depreciation at the end of such year; provided that the incentive fee determined as of December 31, 2006 will be calculated for a period of shorter than twelve calendar months to take into account any net realized capital gains and net unrealized capital losses for the period ending December 31, 2006.

Acquisition Transaction
-----------------------

The transaction which will result in the initial capital infusion for the Company is as follows:

There are approximately $6,031,000 of bonds payable outstanding issued by Regatta Capital, Ltd. Bondholders are being offered the opportunity to exchange their bonds for shares in Regatta Capital Partners, Inc., Inc. on the basis of approximately 1.44 shares in Regatta Capital Partners, Inc., Inc. for each $1 of bond principal and accrued interest that they hold. If all bondholders convert their bonds to shares, of which there can be no assurance, there will be a total of approximately 10,000,000 shares outstanding in Regatta Capital Partners, Inc., Inc. Of this amount, the bondholders will own approximately 8,700,000 shares, or approximately 87% of the issued and outstanding shares, and the existing Monet shareholders will own approximately 13% of Regatta Capital Partners, Inc., Inc. It is estimated that Regatta Capital, Ltd., upon liquidation of its existing notes, real estate owned, and miscellaneous other assets will be able to make payments on the bonds in the approximate amount of $3,880,000, or approximately 65 cents on the dollar.


Principal Terms of the Agreement and Plan of Merger
---------------------------------------------------

     o The Agreement and Plan of Merger was executed by the parties on May 17th, 2006.
     o Under Colorado law, Monet needs the approval of its stockholders to consummate the Merger. This information statement has been sent to the Monet Shareholders to obtain such approval.
     o If approved by the Monet shareholders, at closing of the Agreement and Plan of Merger, the 6,000,000 shares of Monet will be exchanged for approximately 1,300,000 shares of Regatta Capital Partners, Inc. common stock.
     o The stockholders of Monet, as of the closing date of the Merger, will own approximately 100% of Regatta Capital Partners, Inc. common stock outstanding as of the closing date and Monet will cease to exist as a separate corporation (approximately 13% assuming acquisition of Regatta Capital Ltd. bonds).
     o For accounting purposes, this transaction will be accounted for as a merger.


Regulatory Approval
-------------------
No federal or state regulatory requirements must be complied with or approval must be obtained in connection with the Agreement and Plan of Merger.

Reports, Opinions, Appraisals
-----------------------------
No reports, opinions, appraisals have been received from an outside party in connection with the Agreement and Plan of Merger. However, Regatta Capital Partners, Inc. has obtained a fairness opinion from Tannenbaum & Co., P.C., in connection with its acquisition of outstanding bonds of Regatta Capital Ltd.

Past contacts, transactions or negotiations.
--------------------------------------------
There were no prior contracts, transactions or negotiations between the parties prior to the Agreement and Plan of Merger.

Selected Financial Data.
------------------------
The unaudited pro forma financial information gives effect to the merger of Monet into Regatta Capital Partners, Inc., and the audited financial statements of Regatta Capital Partners, Inc., are attached to this Information Statement as exhibits.

The unaudited pro forma condensed balance sheet gives effect to the transaction as if it had occurred on March 31, 2006. The unaudited pro forma combined statements of operations for the year ended March 31, 2006 gives effect to the merger as if it had occurred at the beginning of the earliest periods presented.

The unaudited pro forma combined financial information has been included as required by the rules of the Securities and Exchange Commission and is presented for illustrative purposes only. Such information is not necessarily indicative of the operating results or financial position that would have occurred had the merger taken place on had occurred on March 31, 2006. The pro forma condensed combined financial statements should be read in conjunction with Monet's Form 10-KSB for the fiscal year ended December 31, 2005.


Security Ownership of Certain Beneficial Owners and of Management
-----------------------------------------------------------------
The following table sets forth information, as of May 17th, 2006, with respect to the beneficial ownership of Monet's common stock by each person known by Monet to be the beneficial owner of more than five percent of the outstanding Common Stock and by the officer and director of Monet based on 6,000,000 shares of common stock outstanding as of May 17th, 2006.

                                                                 Percentage of
Name and Address of                             Common Stock     Shares
Beneficial Owner                  Title         Ownership        Outstanding
----------------------------      -------       -------------    -------------

Stephen D. Replin                 Common        4,870,000(1)     81.2%
222 Milwaukee St.
Suite 304
Denver, CO 80206

All Officers and Directors as
a Group (1 person )                             4,870,000        81.2%

(1)  Includes shares owned by various business entities controlled by Mr.
     Replin.

Request for Copy of Form 10KSB
------------------------------
Shareholders may request a copy of the Form 10KSB by writing to the Company's offices, 222 Milwaukee Street, Suite 304 Denver, Colorado 80206.

Date for Receipt of Shareholder Proposals
-----------------------------------------
Any proposal by a shareholder to be presented at the Company's next Annual Meeting of Shareholders, including nominations for election as directors must be received at the offices of the Company, 222 Milwaukee Street, Suite 304 Denver, Colorado 80206, no later than September 30, 2006.

Exhibits
--------
The following exhibits are attached to this information statement:

    10.1. Agreement and Plan of Merger dated May 17th, 2006
    10.2 Form of Fairness Opinion of Tennenbaum & Co. P.C. regarding Regatta Capital Ltd. bonds
    10.3  Investment Advisory Agreement dated May 17, 2006
    99.1  Pro-Forma Financial Statements showing the effect of the merger
    99.2 Financial Statements of Regatta Capital Partners, Inc. as of March 31, 2006
    99.3  Article 113 of the Colorado Business Corporation Act-Dissenter's
          Rights